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                                                                  Exhibit 21.1

                             List of Subsidiaries of
                             Harris Interactive Inc.
                             -----------------------


              - Gordon S. Black Corporation, a New York Corporation

              - GSBC Ohio Corporation, an Ohio Corporation

              - Louis Harris & Associates, a New York Corporation